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                                                                  EXHIBIT 10.25

                        CO-MARKETING AND SALES AGREEMENT


THIS AGREEMENT dated as of December 7, 1999 (the "AGREEMENT") between Global Media Corp. ("US", "WE" and "OUR"), a duly incorporated company under the laws of the State of Nevada, and Standard Radio Inc., a corporation continued under the laws of the Province of Ontario, Canada ("YOU" and "YOUR").

WHEREAS:

A. We operate a server on the internet which allows for the digital delivery, distribution, transmission and telecommunication of information via the internet, including, without limitation, audio information and visual information, and which allows for the secure ordering of, and for the secure payment for, products and services via the internet, including, without limitation, compact discs, digital video discs, videotapes and books; and

B. Each of the parties desires to enter into a relationship whereby you refer persons to us via a visit by such persons to or within your web site or channel and via our server (a "REFERRAL"), so that

     (i) we may sell products or services to those persons in consideration of you receiving a referral fee (the "REFERRAL FEE"), and

     (ii) we provide you with the means for persons who visit you at your web sites or channels, seamlessly, to order products or services from us, to receive such products or services from us via the internet or other means and to pay us for those products or services while maintaining the overall look and feel of your web sites or channels (the "BASIC BENEFITS") We will provide each of the radio stations which you currently own or control, or in the future own or control, (but not for any internet-only radio stations, which will be governed by a separate agreement) ("your stations") with the same Basic Benefits that we offer any other Network Associate;

THEREFORE, IN CONSIDERATION of the promises, representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each party), the parties agree as follows:

1.       BECOMING A NETWORK ASSOCIATE

         (a) DEFINITION OF "NETWORK ASSOCIATE": "Network Associate" means an independent contractor who refers persons to us via a visit by such persons to or within its

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web site or channel and via our server, so that we may seamlessly sell products or services to those persons.

         (b) CONDITIONS FOR ACCEPTANCE: We may reject any web site or channel, actual or proposed, if such website or channel is unsuitable. Unsuitable web sites or channels include, but are not limited to those that:

                  (i)      promote sexually explicit materials;
                  (ii)     promote violence;
                  (iii) promote discrimination based on race, sex, religion, nationality, disability, sexual orientation or age;
                  (iv)     promote illegal activities; or
                  (v)      violate intellectual property rights.

2.       PAYMENT AND INVOICING

         (a) FEE STRUCTURE: There are no licensing fees to you for the Basic Benefits. We reserve the right to introduce a charge and, thereafter to change the charges to you, in respect of the Benefits and to change the Referral Fee rate, provided that in the event of any such charge or change being made which is unacceptable to you, you shall be entitled to withdraw from this Agreement.

         (b) ADDITIONAL FEATURES: You may request that additional features that we may offer from time to time, such as audio samples and video samples, ("ADDITIONAL FEATURES") be made available to you in order to enhance your web sites or channels, and we may charge you a fee for making those Additional Features available to you. You agree that we have no obligation to make any Additional Features available to you and we reserve the right to discontinue any Additional Feature at any time; correspondingly, you are entitled to decline any such Additional Features if you so wish.

         (c) STREAMING: During the term of this Agreement, we will provide you with all applicable streaming features offered by us to any Network Associate ("Streaming Features"). For the first (1st) year of the Agreement, such Streaming Features will be offered to you at our cost for providing such Streaming Features. For the second (2nd) and third (3rd) years of the Agreement, the Streaming Features will be offered to you at the greater of (i) our cost of providing the Streaming Features; or (ii) seventy five percent (75%) of the lowest streaming media fee charged by Global Media to any Network Associate receiving the same or similar features.

         (d) PAYMENT: If money is owed to us by virtue of any Additional Features made available to you, you shall pay monthly in arrears for such Additional Features.

         (e) FAILURE TO PAY: We may suspend the Basic Benefits or any Additional Features at any time for your failure to pay. However, the following schedule may also be followed: if your account is two (2) months past due, the Basic Benefits or any Additional Feature may be

Network Associate:
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suspended; and when your account becomes three (3) or more months past due the
Basic Benefits or any Additional Feature may be cancelled and all data may be removed.

3.       REFERRAL FEES

         (a) RATE: Subject to the limitations below, we will pay to you a Referral Fee of 60% of our Gross Margin (the "REFERRAL RATE") in respect of any sales that resulted from a Referral to us by you, provided in each case the Gross Margin in respect to any sales or any group of sales shall not be less than zero, unless agreed upon otherwise with you. In this Agreement,

     (i) "GROSS MARGIN" means Gross Sales minus Sales Costs and Delivery Charges to us,

     (ii) "GROSS SALES" means the money actually received by us for products or services purchased from us by persons on the basis of a Referral to us by you,

     (iii) "SALES COST" means the cost of a product or service sold as a result of a Referral to us by you, which shall be the invoiced cost to us of the product or service, and

     (iv) "DELIVERY CHARGE" means any amount charged to us by a third party in connection with our fulfilment of a Referral to us by you, including applicable sales taxes and duties, shipping, handling, gift wrapping and similar charges, bad debts and returned goods charges, and any fees owing, by operation of law or otherwise, to an artist or an artists' collective society for the use of an artist's image and/or the digital delivery, distribution, transmission or telecommunication, in whole or in part, of musical, artistic, dramatic or literary works or sound recordings, cinematographic works or other subject-matter.

         (b) PAYMENT RECEIVED BEFORE REFERRAL FEE PAID: Only products or services that are sold by us, on the basis of a Referral by you, and for which we have actually received payment, will qualify for a Referral Fee.

         (c) PRICES: The prices for products and services which are sold by us on the basis of a Referral from you shall be set exclusively by Global Media Corp.

         (d) SALE OF PRODUCTS BELOW COST: We reserve the right to sell products and services below our cost in order to provide an incentive for greater aggregate sales on your Site. In no event shall you be obligated to pay us in the event that the Gross Margin in any particular month is less than zero.

4.       REFERRAL FEE PAYMENT

We will pay you Referral Fees on a monthly basis. Approximately thirty (30) days following the end of each month, we will credit your bank account or issue you a cheque for the Referral

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Fee earned on products or services that we provided, shipped or digitally delivered, distributed, transmitted or telecommunicated during that month, less any taxes that we are required by law to withhold related to payment of such Referral Fee or otherwise to the sale of a product or service. If products that generated a Referral Fee are returned by the customer, we will deduct the corresponding Referral Fee from your next monthly payment. If there is no subsequent payment from which to make such a deduction on the month in which it is due, we will send you a bill for that amount, which bill must be paid within thirty (30) days after receipt.

5.       CUSTOMERS

         (a) OUR POLICIES APPLY: Our rules, policies and operating procedures concerning customer orders, customer service, product sales and product returns will apply to Referrals to us by you. We may change such rules, policies and operating procedures at any time.

         (b) WE PROCESS ORDERS: We will process product and service orders placed by customers who place orders via your web sites or channels. We reserve the right to reject orders that do not comply with any reasonable requirements that we periodically may establish. We will be responsible for all aspects of order processing and fulfilment. Among other things, we will prepare order forms, process payments, cancellations and returns and handle customer service. We will track sales made to customers who purchase products or services via your web sites or channels to our web site and will send you reports summarising this sales activity. You shall, however, have the right to request information with respect to the computation of such report information, and to conduct an audit of such information, provided that such audit shall not take place more than once every six (6) calendar months.

         (c) CUSTOMER'S PERSONAL INFORMATION: You shall have right and title over all individual personal information collected by us from your storefront web pages. We shall not use this individual personal information for any reason without your prior written consent. Notwithstanding the foregoing, we shall have the right to use this individual personal information for internal purposes or we may aggregate the information and use the aggregated information for any purpose so long as no individual person is separately identifiable by such aggregated information.

6.       CONTENT

         (a) ADVERTISING: We and you shall provide advertising, and divide any revenue earned from such advertising, in accordance with the terms and conditions detailed in Schedule A attached hereto.

         (b) NETWORK IDENTIFICATION: You also must display the phrase "Global Media Network" at a mutually agreed upon spot on your homepages or channel transmissions which hyperlinks to a description of the Network on our web site. We may modify the text or graphic image of such phrase and of such description from time to time.

Network Associate:
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         (c) LIMITED LICENSE: We grant you a non-exclusive, non-transferrable, right to use the images and phrases referred to in this section, and such other images and phrases for which we grant express permission, solely for the purpose set out in this section. You may not modify any such image or phrase in any way and you must comply with our usage requirements, if any. We reserve all of our rights and interests in such images and phrases, including all trade names, trade-marks, copyrights and other intellectual property rights. We may revoke this license at any time upon expiration of this Agreement.

         (d) RIGHT OF FIRST REFUSAL: We will not commercially launch any Additional Features or other new products or services that are logically implemented on a station by station basis on the web sites of any other Network Associates that are located in Canada, unless and until such developments have been made available for thirty (30) days to the web sites of your stations located in Canada.

7.       RESPONSIBILITY FOR YOUR SITE

         (a) DEVELOPMENT, OPERATION AND MAINTENANCE OF ANY WEBSITE DEVELOPED BY YOU OR A THIRD PARTY OR ON YOUR BEHALF: You will be solely responsible for the development, operation and maintenance of your web site or channel, and for all content that appears on your web sites or channels, other than as provided in
Section 7(b). Such responsibility shall include, but not be limited to:

     (i) creating and posting or transmitting product descriptions to your web sites or channels;

     (ii) the accuracy and appropriateness of content on your web sites or channels (including, among other things, all product-related content);

     (iii) ensuring that content on your web sites or channels does not violate or infringe upon the rights of any third party (including copyrights, trade-marks, privacy or other personal or proprietary rights); and

     (iv) ensuring that content on your web sites or channels is not libellous or otherwise illegal.

         (b) GLOBAL MEDIA WILL MAINTAIN RESPONSIBILITY FOR DEVELOPMENT, OPERATION AND MAINTENANCE FOR THE PAGES ON YOUR STOREFRONT: Global Media will be solely responsible for the development, operation and maintenance of your storefront pages and for all content that appears on your storefront site or links provided by Global Media, subject to the restrictions contained in Schedule A. Such responsibility shall include, but not be limited to:

     (i) creating and posting or transmitting product descriptions to your storefront pages;

     (ii) the accuracy and appropriateness of content on your storefront pages (including, among other things, all product-related content);

Network Associate:
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    (iii) ensuring that content on your storefront pages does not violate or infringe upon the rights of any third party (including copyrights, trade-marks, privacy or other personal or proprietary rights); and

     (iv) ensuring that content on your storefront pages is not libellous or otherwise illegal.

         (c) SITE MONITORING: We have the right at any and all times to monitor your web sites or channels in order to determine if you are in compliance with the terms of this Agreement. We shall have no obligations with respect to the content available on your web sites or channels, including, but not limited to, any duty to review or monitor any such content. We reserve the right to discontinue the Basic Benefits or any Additional Features if we determine that your web sites or channels violates any of the above-stated terms or is objectionable, offensive or otherwise violates a law or our policy, provided that proper notice has been received by you from us and a commercially reasonable period has elapsed to cure such violation.

         (d) LICENSE TO USE LICENSEE MARKS: You grant us a non-exclusive license to use your names (the "LICENSEE MARKS") only in connection with advertising, marketing, promoting and publicising in any manner our rights hereunder. We shall obtain your prior consent before using your titles, logos and trademarks. Notwithstanding anything herein to the contrary, we shall not be required to advertise, market, promote or publicise your status as a Network Associate. You hereby represent and warrant that, to the best of your knowledge, you are the sole and exclusive owner of the Licensee Marks, titles, logos and trademarks and have the right and power to grant to us the license to use same in the manner contemplated herein, and that such grant does not or will not (i) breach, conflict with or constitute a default under any agreement or other instrument applicable to you or binding upon you, or (ii) infringe upon any trade-mark, trade name, service mark, copyright or other proprietary right of any other person or entity. This license shall terminate upon the effective date of the expiration or termination of this Agreement. We similarly represent and warrant to You that we have the right to use any names, titles, logos and trademarks expressly or implicitly licensed by us to you pursuant to this Agreement.

         (e) THIRD PARTY RIGHTS: Third party works, subject-matter, inventions and marks licensed by us to Network Associates may be governed by separate end-user licenses. You agree to be bound by the terms of such end-user licenses regarding the applicable works, subject-matter, inventions and marks to the extent you are reasonably capable following notice to by us of the terms of any such end-user licenses.

8.       RELATIONSHIP OF PARTIES

You and we are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, principal-agent or employment relationship between you and us. You shall have no authority to make or accept any offers or representations on our behalf, nor we on your behalf. You and we each agree not to make

Network Associate:
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any statement, whether on a web site, channel or otherwise, that reasonably would contradict anything in this Section.

9.       TERM OF THIS AGREEMENT

The term of this Agreement will begin upon our acceptance of your Network Associate application and shall continue for the following three (3) years. This Agreement is automatically renewable for subsequent one-year periods, unless you or we give written notice of termination thirty (30) days prior to the renewal date. Upon delivery of such notice of termination, we shall have the full thirty-day period to cease the Basic Benefits and any Additional Features. You are only eligible to earn Referral Fees on our sales of products or services occurring during the term, and fees earned up to the date of termination will remain payable only if the related orders are not cancelled or returned. We may withhold your final payment for a reasonable time to ensure that the correct amount is paid.

10.      MODIFICATION OF THIS AGREEMENT

We may modify any of the terms and conditions regarding the Basic Benefits or Additional Features by posting a change notice or a new schedule on our web site, provided that any modifications shall not provide you with materially fewer Basic Benefits or Additional Features. Unless otherwise agreed upon in writing, modifications may not, however, include, changes in the scope of available Referral Fees, fee schedules and the procedures for payments between the parties. If any modification is unacceptable to you, you may terminate this Agreement by giving us written notice of termination within thirty (30) days of our posting a change notice or a new agreement on our web site. Upon delivery of such notice of termination, we shall have thirty (30) days to cease the Basic Benefits and any Additional Features. Your failure to give notice of termination following the ninety-day period after our posting of a change notice or a new schedule on our web site will constitute binding acceptance of the change.

11.      GENERAL TERMS AND CONDITIONS

         (a) INDEMNIFICATION: You hereby agree to indemnify, defend and hold harmless us and our shareholders, officers, directors, employees, agents, associates, successors and assigns from and against any and all claims, losses, liabilities, damages or expenses (including reasonable legal fees) of any nature whatsoever incurred or suffered by us (collectively, the "LOSSES"), in so far as such Losses (or actions in respect thereof) arise out of or are based on (i) any claim or threatened claim that our use of your Marks infringes on the rights of any third party, (ii) the breach of any representation, warranty, covenant or agreement made by you herein, or (iii) any claim related to your web sites or channels.

         (b) LIMITATION OF LIABILITY: Neither of us will be liable to the other for indirect, special or consequential damages (or any loss of revenue, profits or data) caused in connection with this Agreement, even if advised of the possibility of such damages. Further,

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the aggregate liability arising from either of us with respect to this Agreement will not exceed the total Referral Fees paid or payable to you under this Agreement.

         (c) INDEMNITY TO YOU. We hereby agree to indemnify, defend and hold harmless you and your shareholders, officers, directors, employees and agents from and against (i) all claims, losses, damages, liabilities or expenses suffered by you insofar as such amounts are claimed by a third party are in respect of the sales by us of any product or service as provided for under this Agreement; (ii) any claim or threatened claim that your use of our Marks infringes on the rights of any third party or (iii) any claim related to our web site.

         (d) DISCLAIMERS: We make no express or implied warranties or representations to you with respect to the Basic Benefits or any Additional Features to you or any products or services sold by us (including, without limitation, warranties of fitness, merchantability, non-infringement or any implied warranties arising out of a course of performance, dealing or trade usage). In addition, we make no representation that the operation of your web site or channel or our web site will be uninterrupted or error-free, and we will not be liable for the consequences of any interruptions or errors. In no event shall we be liable for any loss of data, email or files or for any virus infection delays or performance problems due to power outages, acts of God, telecommunications failures, theft or destruction of property. Further, in no event shall we be liable for any delay, failure, claim, liability, loss or damage caused, whether directly or indirectly, by your, our or any third party's compliance with any enactment, regulatory order or request of any government authority or agency.

         (e) CONFIDENTIALITY: We may disclose to you certain information as a Network Associate, which information we consider to be confidential (herein referred to as "CONFIDENTIAL INFORMATION"). For purposes of this Agreement, the term "Confidential Information" shall include, but not be limited to (i) any modifications to the terms and provisions of this Agreement made specifically by us for your web sites or channels and not generally available to other Network Associates or affiliates, (ii) web site, channel, business and financial information relating to us or our Network Associates or affiliates, (iii) vendor lists relating to us or our Network Associates (other than you) or affiliates, and (iv) our or Network Associates' pricing and sales information, and shall also include any information that we designate as confidential during the term of this Agreement. You agree not to disclose any Confidential Information and that such Confidential Information shall remain strictly confidential and secret and shall not be used, directly or indirectly, by you for your own business purposes or for any other purpose except and solely to the extent that any such information is generally known or available to the public or if same is required by law or legal process, provided that the customer information provided by us to you shall not be deemed Confidential Information and there shall be no restriction on your use of such information except as is required by law or legal process. We likewise agree to use information provided by you to us in the same fashion, and to require any Network Associate to whom our Confidential Information is provided to be similarly bound. Notwithstanding the foregoing, each party is hereby authorized to deliver a copy of any such information (i) to any person pursuant to an order issued by any court or administrative agency,
(ii) to its accountants, lawyers or other professional advisors on a confidential basis, and (iii) otherwise as required

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by applicable law. We make no warranty, expressed or implied, with respect to any Confidential Information delivered hereunder, including implied warranties of merchantability, fitness for a particular purpose or freedom from patent, trade-mark or copyright infringements, whether arising by law, custom or conduct, or as to the accuracy or completeness of such information and we shall not have any liability to you or to any other person resulting from your or such third person's use of such information.

         (f) INDEPENDENT INVESTIGATION: You acknowledge that you have read this Agreement, understand it in its entirety and agree to all of its terms and conditions. You have independently evaluated the desirability of becoming a Network Associate and are not relying on any representation, guarantee or statement other than as set forth in this Agreement.

         (g) ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between you and us and supersedes all prior communications, representations, understandings and agreements whether verbal or written between you and us with respect to the subject-matter hereof.

         (h) REPRESENTATIONS AND WARRANTIES: You and we hereby represent and warrant that (i) you and we are free to enter into this Agreement and are not subject to any obligation or disability which will or might interfere with your or our ability to comply with any of the material terms and conditions hereof, and (ii) you and we have not made, and will not make, any agreement, assignment or licence which will conflict with or impair the complete enjoyment of the rights granted to us or you herein.

         (i) FURTHER ASSURANCES: You and we each agree to take all such actions and execute all such documents within your and our power as may be necessary or desirable to carry out or implement and give full effect to the provisions and intent of this Agreement.

         (j) NOTICES: All notices, requests and other communications between you and us will be deemed to have been delivered if made in writing and either mailed by registered mail and received within seven (7) days or actually delivered, faxed or electronically mailed to the other party at the applicable address or fax number provided below.

         (k) ASSIGNMENT AND BENEFIT: Neither of us may assign this Agreement or any portion hereof, by operation of law or otherwise, without the prior written consent of the other, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, you or we may assign this Agreement to a parent, subsidiary, affiliate, or corporation controlling, controlled by, or under common control with you or us, a successor corporation related to you or us by merger, consolidation, or government action, or a purchaser of all of your or our assets, provided that the assignor continues to be bound by the terms of this Agreement. This Agreement will inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assignees, as applicable.

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         (l) SEVERABILITY: If any provision of this Agreement is determined at any time by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

         (m) NUMBER: Words importing the singular include the plural and vice versa in this Agreement.

         (n) DISPUTE SETTLEMENT: Any and all disputes, claims or controversies arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, will be referred to and finally resolved by arbitration.

         (o) GOVERNING LAW: This Agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America applicable therein. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration under the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

By signing in the spaces provided below, you and we accept and agree to all of the terms and conditions of this Agreement as of the date first written above.



Per:      /s/ L. James Porter                    /s/ David Coriat
     -------------------------------------    ----------------------------------
GLOBAL MEDIA CORP                             STANDARD RADIO INC.
400 Robson Street                             2 St. Clair Ave. W.
Vancouver, British Columbia                   Toronto, Ontario
Canada V6B 2B4                                Canada M4V 1L6
www.globalmediacorp.com
-----------------------
fax 604-688-9996                              fax 416-323.6828
tel. 604.688.9994                             tel. 416.960.9911
-------------------------------------------------------------------------------

Network Associate:
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                                   SCHEDULE A

                                   ADVERTISING

1. The Network Associate reserves the rights to all advertising space within its existing webpages.

2. Global Media reserves the rights to all advertising space within the Network Associate's storefront pages, provided that Network Associate shall have the right to determine the total number and size of the advertisements placed on the Network Associate's storefront pages. Notwithstanding the foregoing, Network Associate shall have the right to sell advertising for the banner advertisement space located at the bottom of the web page. Notwithstanding anything else to the contrary, neither party shall sell or otherwise offer advertising to an advertiser that would conflict with an advertiser who has an exclusive right to advertise on the Network Associate or Global Media websites or channels. In the event of such conflict, the party shall immediately remove such advertising from the Network Associate's storefront pages.

     Each party will split the Net Advertising Revenue 50-50 with the other for the advertising spaces on the Global Media Storefront page(s). Global Media retains the right to change the structure of how the ads are placed within the storefront pages, subject to Global Media obtaining approval from the Network Associate prior to making any material changes, such approval not to be unreasonably withheld, conditioned or delayed. "Advertising Revenue" shall be defined as the revenue actually received by Global Media from the sale and placement of advertisements for third parties run on the Global Media Storefront. "Net Advertising Revenue" shall mean any Advertising Revenue less any taxes and third party advertising fees and commissions. Revenue attributable to or imputed from self-promotional advertisements of Global Media on the Global Media Storefront shall not be within the meaning of Net Advertising Revenue.

3. Global Media reserves the rights to all advertising space on the Global Media media player ("Player"), provided that Global Media shall provide Network Associate with 50% of the Net Advertising Revenue from the Player. Notwithstanding the foregoing, Global Media shall not sell any advertising on the Player that includes an audio component that would interrupt or interfere with the audio stream of Network Associate's content unless such audio component of the advertisement is engaged by a user's affirmative click-through to the advertisement. Global Media also shall not sell any advertising on the Player that will conflict with an exclusive granted by Network Associate. In no event shall Global Media record, sell, resell, or substitute advertising for, any of Network Associate's content streamed through the Player.

4. Global Media may ask the Network Associate to provide an image space on each of its websites or channels at no cost to us. Such image space shall be used for advertising or other purposes intended to generate revenue or other benefits. The Network Associate may make the image space available to Global Media at the Network Associate's sole

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     discretion. In the event that Global Media uses this image space for advertising, you shall be entitled to fifty percent (50%) of the Net Advertising Revenue generated from such image space. In the event Global Media uses such image space for other purposes, Global Media and the Network Associate shall mutually agree on how to split any revenue generated from the image. In the event that Global Media defaults under this Agreement, Global Media shall cease the use of such image space.

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